Exhibit 99.1

Company Contact:	Investor Contact:
Robert Stern (ras@micruscorp.com)	Jody Cain (jcain@lhai.com)
President and Chief Operating Officer	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR REPORTS SECOND QUARTER FINANCIAL RESULTS
Affirms Fiscal 2008 Revenue Guidance
Conference Call Begins at 10:30 a.m. Eastern Time Today
SAN JOSE, Calif. (November 8, 2007) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three and six months ended September 30, 2007.
Micrus reported fiscal 2008 second quarter revenues of $14.4 million, compared with revenues of $14.5 million for the second quarter of fiscal 2007. The revenue decline was primarily a result of no revenues from Japan in the fiscal 2008 quarter due to product approval delays for Micrus’ stretch-resistant product line. While there were no product sales to Japan in the second quarter of fiscal 2008, orders were received during the quarter in the amount of $1.6 million from Micrus’ distributor in Japan for stretch-resistant products, which will be shipped and recorded as revenue following regulatory approval.
Revenues from the Americas grew 13% to $8.5 million and European revenues increased 39% to $5.5 million, both compared with the second quarter of fiscal 2007. Revenues from Asia Pacific were $0.4 million, compared with revenues of $3.1 million for the comparable quarter in fiscal 2007, which included sales of $2.8 million to the Company’s distributor in Japan.
“Our growth prospects remain strong and we reported a 14% increase in revenues in the first six months of fiscal 2008 compared with last year. However, there were specific factors that impacted our fiscal 2008 second quarter revenues. We experienced a greater than anticipated decline in the number of aneurysms treated during this year’s second quarter. Interestingly, we witnessed a similar slowdown last year, but the financial impact on Micrus was mitigated by decreased competition and by orders from our distributor in Japan,” said John Kilcoyne, Chairman and CEO.
“We are taking the appropriate measures to position Micrus for further business expansion and long-term success. Two weeks ago we launched our Cashmere™ Cerecyte® microcoil line, as well we introduced new lengths and sizes of our Cashmere stretch-resistant microcoil. We are now in full launch of our ENZO™ steerable microcatheter in the U.S. and received CE Mark authorization last week. In the second quarter of fiscal 2008 non-embolic product sales were 5% of total revenues. This represents an important strategic milestone toward our objective to create long-term growth opportunity within the emerging hemorrhagic and ischemic stroke markets. Last week we completed the acquisition of ReVasc Technologies Inc. providing us access to revascularization technology for the treatment of ischemic stroke, and this week we announced our intention to divest non-core cardiac and peripheral assets acquired through our purchase of Vascon, LLC. In the coming months we intend to introduce new access products, wires and a balloon catheter,” Mr. Kilcoyne added. “While the timing of the additional regulatory approvals in Japan and the initial approval in China remain uncertain we are well positioned to take advantage of each geography’s significant opportunity upon approval.”

Second Quarter Financial Results
Gross margin for the second quarter of fiscal 2008 was 78%, up from 73% for the second quarter of fiscal 2007. The increase in gross margin was primarily due to increased sales of higher-margin products, increased manufacturing efficiencies that have lowered per-unit costs, and fewer distributor sales with lower margins primarily as a result of no product sales to Japan in the quarter. Non-cash stock-based compensation expense included in cost of goods sold was $103,000 and $54,000 for the second quarters of fiscal 2008 and 2007, respectively.
Research and development (R&D) expenses for the second quarter of fiscal 2008 were $2.6 million, compared with $1.5 million for the comparable period in the prior fiscal year. The increase was mainly due to costs associated with increased headcount, supplies expense, product testing and fees associated with technology acquisitions. Non-cash stock-based compensation expense included in R&D was $116,000 and $37,000 for the second quarters of fiscal 2008 and 2007, respectively. In the second quarter of fiscal 2008, approximately 24% of the Company’s R&D costs were attributable to Micrus’ new subsidiary, Micrus Design Technology Inc. (MDT), formed in November 2006 in connection with the acquisition of VasCon, LLC.
Sales and marketing expenses for the second quarter of fiscal 2008 were $7.2 million, up from $5.4 million for the second quarter of fiscal 2007. The increase was mainly due to higher personnel and travel costs due to increased headcount, an increase in costs associated with meetings and conferences, costs related to the randomized post-marketing study of Cerecyte products, an increase in sales incentives resulting from changes in the sales compensation structure, as well as an increase in stock-based compensation expense. Non-cash stock-based compensation expense included in sales and marketing was $316,000 and $172,000 for the second quarters of fiscal 2008 and 2007, respectively.
General and administrative expenses for the second quarter of fiscal 2008 were $5.5 million, compared with $4.4 million for the second quarter of fiscal 2007. The increase was mainly due to higher finance and administrative personnel costs due to increased headcount, as well as an increase in stock-based compensation expense. Non-cash stock-based compensation expense included in general and administrative was $588,000 and $199,000 for the second quarters of fiscal 2008 and 2007, respectively. In the second quarter of fiscal 2008, approximately 8% of Micrus’ general and administrative costs were attributable to the Company’s subsidiary, MDT.
In the second quarter of fiscal 2008, the Company recorded an income tax benefit of approximately $534,000. This includes an income tax benefit of $456,000 for the Company’s subsidiary in Switzerland and a non-current tax benefit of approximately $78,000 for the tax effect of the current quarter amortization related to the intangible assets acquired in the Neurologic transaction that is not deductible.
The net loss for the second quarter of fiscal 2008 was $3.0 million, or $0.20 per share on 15.4 million weighted-average shares outstanding. The net loss for the second quarter of fiscal 2008 included $1.1 million, or $0.07 per share, of non-cash stock-based compensation expense. The net loss for the second quarter of fiscal 2007 was $0.2 million, or $0.01 per share on 14.4 million weighted-average shares outstanding. The net loss for the second quarter of fiscal 2007 included $0.5 million, or $0.03 per share, of non-cash stock-based compensation expense.
Year-to-Date Financial Results
For the six months ended September 30, 2007, revenues increased 14% to $31.2 million from $27.2 million in the comparable prior-year period, reflecting higher sales of microcoil and non-embolic products. Operating expenses for the first half of fiscal 2008 were $30.1 million, compared with $24.4 million in the prior-year period.

The net loss for the six months ended September 30, 2007 was $4.4 million, or $0.29 per share on 15.3 million weighted-average shares outstanding. The net loss included $2.2 million, or $0.14 per share, of non-cash stock-based compensation expense. This compares with a net loss of $3.1 million, or $0.22 per share on 14.3 million weighted-average shares outstanding, in the comparable prior-year period. The net loss for the six months ended September 30, 2006 included $0.9 million, or $0.06 per share, of non-cash stock-based compensation expense.
As of September 30, 2007, Micrus had cash and cash equivalents of $28.7 million, compared with $34.5 million as of March 31, 2007. As of September 30, 2007, Micrus had stockholders’ equity of $55.8 million, working capital of $39.1 million and no long-term debt.
Fiscal 2008 Revenue Guidance
Micrus today affirmed its revenue guidance for fiscal 2008. The Company expects fiscal 2008 revenues to be in the range of $65 million to $75 million, reflecting growth of 11% to 28%, compared with fiscal 2007 revenues. This guidance reflects the Company’s expectation of product approval delays in China, as well as uncertainty regarding possible approval delays in Japan and slower than anticipated sales in North America. This guidance reflects the Company’s expectations that fiscal 2008 revenues will be largely due to sales of microcoils, with modest contribution from sales of non-embolic products.
Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions. Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 20865426. A webcast replay will be available for 30 days.
About Micrus Endovascular Corporation
Micrus develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. We are developing products for the treatment of hemorrhagic and ischemic stroke. Both hemorrhagic and ischemic stroke are significant causes of death worldwide. Our product lines consist of endovascular systems that enable a physician to gain access to the brain in a minimally invasive manner through the vessels of the arterial system. Micrus also sells accessory devices and products used in neurovascular procedures. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to obtain regulatory approvals and clearances and the timing of regulatory approvals and clearances for its products, product enhancements or future products , the Company’s ability to compete with large, well-

established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and other filings with the Securities and Exchange Commission. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	September 30,	March 31,
	2007	2007

ASSETS
Current Assets:
Cash and cash equivalents	$28,748	$34,536
Accounts receivable, net	7,368	8,168
Inventories	12,179	9,049
Prepaid expenses and other current assets	1,488	1,340
Deferred tax assets	311	102

Total current assets	50,094	53,195

Property and equipment, net	4,962	4,648
Goodwill	5,552	5,552
Intangible assets, net	8,451	9,405
Other assets	302	297

Total assets	$69,361	$73,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,513	$1,660
Accrued payroll and other related expenses	5,132	6,145
Accrued liabilities	4,377	6,288

Total current liabilities	11,022	14,093
Deferred tax liability	475	570
Other non-current liabilities	2,068	2,140

Total liabilities	13,565	16,803

Stockholders’ Equity:
Common stock	155	152
Additional paid-in capital	115,838	111,920
Deferred stock-based compensation	(65)	(164)
Accumulated other comprehensive loss	(625)	(512)
Accumulated deficit	(59,507)	(55,102)

Total stockholders’ equity	55,796	56,294

Total liabilities and stockholders’ equity	$69,361	$73,097

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006

Revenues	$14,362	$14,527	$31,152	$27,210

Cost of goods sold	3,151	3,894	6,886	7,156

Gross profit	11,211	10,633	24,266	20,054

Operating expenses:
Research and development	2,617	1,502	4,582	4,256
Sales and marketing	7,226	5,410	13,911	11,207
General and administrative	5,545	4,444	11,646	8,893

Total operating expenses	15,388	11,356	30,139	24,356

Loss from operations	(4,177)	(723)	(5,873)	(4,302)

Interest and investment income	351	406	711	785
Interest expense	(2)	—	(2)	—
Other income, net	282	129	360	333

Loss before income taxes	(3,546)	(188)	(4,804)	(3,184)
Income tax benefit	(534)	(37)	(399)	(74)

Net loss	$(3,012)	$(151)	$(4,405)	$(3,110)

Net loss per share:
Basic and diluted	$(0.20)	$(0.01)	$(0.29)	$(0.22)

Weighted-average number of shares used in per share calculations:
Basic and diluted	15,388	14,404	15,339	14,315